              CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of
Oppenheimer AMT-Free New York Municipals

We consent to the use in this Registration Statement of Oppenheimer AMT-Free New
York Municipals, of our report dated November 16, 2007, included in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the
Prospectus, which is also part of such Registration Statement and "Independent
Registered Public Accounting Firm" appearing in the Statement of Additional
Information.

                              /s/ KPMG LLP

                              KPMG LLP

Denver, Colorado
December 18, 2007